Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES APPOINTMENT OF NEW DIRECTOR; THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 17, 2013 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today the appointment of industry veteran, Mr. Herbert J. Schmidt to its Board of Directors. The company also announced financial and operating results for the third quarter ended September 30, 2013.

Appointment of Additional Board Member
Mr. Herbert (“Herb”) J. Schmidt has been elected to Covenant Transportation Group’s Board of Directors. Mr. Schmidt, age 57, served as the Executive Vice President of Con-way Inc. and President of Con-way Truckload from 2007 to 2012.  Prior to the merger of Contract Freighters, Inc. ("CFI") with Con-way Inc. in 2007, Mr. Schmidt held positions at CFI as President and CEO from 2005 to 2007 and President from 2000 to 2005.  Prior to his becoming President and CEO in 2005, he was employed in a series of progressively more responsible positions at CFI where he gained extensive knowledge in risk management, as well as leading the sales and operations functions as Senior Vice President of Operations. Mr. Schmidt also serves as a member of the Board of Directors of Empire District Electric Company (NYSE: EDE).  His extensive knowledge of the truckload industry, along with its customers, vendors and stockholders is expected to bring valuable insight to our Board of Directors.

Third Quarter Financial and Operating Results
Highlights for the quarter included the following:
●	Total revenue of $170.8 million, an increase of 1.4% compared with the third quarter of 2012;
●	Freight revenue of $135.2 million (excludes revenue from fuel surcharges), an increase of 1.7% compared with the third quarter of 2012;
●	Operating income of $5.9 million and an operating ratio of 95.6%, compared with operating income of $4.6 million and an operating ratio of 96.5% in the third quarter of 2012; and
●	Net income of $2.0 million, or $0.13 per share, compared with net income of $1.0 million, or $0.07 per share in the third quarter of 2012.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments; “Operating results were favorable as our asset-based operating ratio improved to 95.6% compared with 96.1% in last year’s third quarter.

"For the quarter, total revenue in our asset-based operations decreased to $160.1 million, a decrease of $1.5 million compared with the third quarter of 2012.  This decrease consisted of lower freight revenue of $1.7 million, partially offset by higher fuel surcharge revenue of $0.2 million. The $1.7 million decrease in freight revenue related to a 1.7% decrease in our average tractor fleet and a 0.6% decrease in average freight revenue per tractor per week, partially offset by an increase of freight revenue contributed from our refrigerated intermodal service offering.

“Average freight revenue per tractor per week decreased to $3,387 during the 2013 quarter from $3,408 during the 2012 quarter.  Average freight revenue per total mile increased by 1.1 cents per mile (or 0.8%) compared to the 2012 quarter, but average miles per unit decreased by 1.3%. The main factors impacting the lower utilization were a higher unseated truck percentage and new hours of service regulations.  On average, approximately 5.7% of our fleet lacked drivers during the 2013 quarter, compared with approximately 3.5% during the 2012 quarter.

“We experienced cost pressure in several areas. Salaries, wages and related expenses increased approximately 1.4 cents per mile due to employee pay adjustments since the third quarter of 2012 and higher workers’ compensation expense.

“Operations and maintenance expenses increased approximately 1.6 cents per mile due primarily to higher driver recruiting expenses and additional repair expense for replacing DEF particulate filters on our earlier group of owned tractors.

“Higher costs were partially offset by an overall reduction in fuel and insurance costs.  Net fuel expense was approximately 14.6 cents per company mile in the 2013 quarter compared with 17.0 cents per company mile in the 2012 quarter due primarily to improved fuel economy and more stable fuel prices in the 2013 quarter (which avoided last year’s unfavorable lag impact on fuel surcharge recovery when fuel prices increased steeply over the course of the 2012 quarter). These improvements were partially offset by increased usage of fuel for refrigeration units associated with the growth of our refrigerated service offerings. We expect to continue investing in more fuel-efficient tractors, and partnering with customers to adjust fuel surcharge programs which are inadequate to recover a fair portion of fuel costs. In addition, we expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in positive or negative results in any given quarter.

“Insurance and claims per mile cost was 8.3 cents per mile in the third quarter of 2013 versus 9.7 cents per mile in the third quarter of 2012. Improved safety performance, measured by accidents per million miles, and good claims experience, contributed to the cost savings in this area.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 57.8%, to $10.7 million from $6.8 million in the same quarter of 2012. Operating income was approximately $366,000 for an operating ratio of 96.6%, compared with an operating loss of $221,000 and an operating ratio of 103.2% in the third quarter of 2012. Solutions’ gross margins expanded, as purchased transportation was 74.9% of total revenue in the current quarter, compared with 80.6% of total revenue in the prior year quarter. Solutions’ other operating expenses as a percentage of revenue decreased to 21.7% of total revenue in the third quarter of 2013 from 22.7% of total revenue in the third quarter of 2012. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $1.2 million of pre-tax income in the third quarter.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At September 30, 2013, our total balance sheet debt and capital lease obligations, net of cash, were $186.6 million, our stockholders’ equity was $96.0 million, and our tangible book value was $95.6 million, or $6.43 per basic share.  At September 30, 2013, our ratio of net debt to total balance sheet capitalization was 66.0%.  Also at September 30, 2013, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $81.6 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2012, the Company's balance sheet debt and capital lease obligations, net of cash, has increased by $18.5 million, while the present value of financing provided by operating leases increased by approximately $7.3 million. At September 30, 2013, we had approximately $40.0 million of borrowing availability under our revolving line of credit.

“Our current tractor fleet plan for 2013 includes the disposal of approximately 1,100 used tractors and, the delivery of approximately 1,000 new company tractors. As the pace at which we have been able to on-board additional owner-operators has slowed, we now expect the average fleet size for the 2013 year to be approximately 3%-4% below the 2012 year. With a relatively young average company tractor fleet age of 2.1 years at September 30, 2013, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2013.”

Conference Call Information
The Company will host a live conference call tomorrow, October 18, 2013, at 11:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 334-323-7224 (International), access code CTG3. An audio replay will be available for one week following the call at 877-919-4059, access code 30129790. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee. In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to equipment purchases and disposals, the use of fuel hedges, the value of leased equipment versus the present value of such lease obligations, fleet size, the availability of sufficient financing for equipment purchases, and Mr. Schmidt’s contributions to our Board are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer       (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                              (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Sep 30,			Nine Months Ended Ended Sep 30,
($000s, except per share data)	2013	2012	% Change	2013	2012	% Change
Freight revenue	$135,204	$132,961	1.7%	$401,251	$389,081	3.1%
Fuel surcharge revenue	35,639	35,466		106,810	107,678
Total revenue	$170,843	$168,427	1.4%	$508,061	$496,759	2.3%

Operating expenses:
Salaries, wages, and related expenses	53,728	53,488		163,602	159,045
Fuel expense	46,540	48,601		141,734	145,174
Operations and maintenance	13,077	12,151		37,460	34,076
Revenue equipment rentals and purchased transportation	26,207	22,641		75,668	61,819
Operating taxes and licenses	2,780	2,863		8,215	8,297
Insurance and claims	6,887	8,155		22,647	23,886
Communications and utilities	1,363	1,201		3,899	3,576
General supplies and expenses	3,882	3,976		12,182	11,575
Depreciation and amortization, including gains and losses on disposition of property and equipment	10,497	10,706		31,137	31,251
Total operating expenses	164,961	163,782		496,544	478,699
Operating income	5,882	4,645		11,517	18,060
Other (income) expenses:
Interest expense	2,386	3,056		7,636	9,929
Interest income	(1)	-		(3)	-
Other	-	(4)		-	(20)
Other expenses, net	2,385	3,052		7,633	9,909
Equity in income of affiliate	1,150	555		2,180	1,225
Income before income taxes	4,647	2,148		6,064	9,376
Income tax expense	2,674	1,146		4,159	4,764
Net income	$1,973	$1,002		$1,905	$4,612

Basic and diluted earnings per share	$0.13	$0.07	$0.13	$0.31
Basic weighted average shares outstanding (000s)	14,864	14,757	14,827	14,737
Diluted weighted average shares outstanding (000s)	15,043	14,807	15,023	14,773

	Three Months Ended Sep 30,			Nine Months Ended Ended Sep 30,
	2013	2012	% Change	2013	2012	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$124,468	$126,159	-1.3%	$372,701	$370,122	0.7%
Covenant Transport Solutions non-asset based revenues	10,736	6,802	57.8%	28,550	18,959	50.6%
Freight revenue	$135,204	$132,961	1.7%	$401,251	$389,081	3.1%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.667	$1.646	1.2%	$1.640	$1.607	2.1%
Average freight revenue per total mile	$1.497	$1.486	0.8%	$1.477	$1.449	1.9%
Average freight revenue per tractor per week	$3,387	$3,408	-0.6%	$3,385	$3,259	3.9%
Average miles per tractor per period	29,746	30,148	-1.3%	89,385	88,025	1.5%
Weighted avg. tractors for period	2,769	2,817	-1.7%	2,799	2,901	-3.5%
Tractors at end of period	2,753	2,817	-2.3%	2,753	2,817	-2.3%
Trailers at end of period	6,824	6,725	1.5%	6,824	6,725	1.5%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2013	12/31/2012
Total assets	$424,865	$400,232
Total equity	$96,003	$94,673
Total balance sheet debt, net of cash	$186,612	$168,098
Net Debt to Capitalization Ratio	66.0%	64.0%
Tangible book value per basic share	$6.43	$6.38

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